FORM 5

                                U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
                                       Washington, D.C. 20549                     --------------------------
                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP      OMB Number   3235-0362
                                                                                  Expires:  February 1, 1994
                                                                                  Extimated average burden
[ ]  Check box if no longer                                                       hours per response ... 1.0
     subject to Section 16.  Form
     4 or Form 5 obligations may
     continue.  See Instruction 1(b).

[X]  Form 3 Holdings Reporte         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                          Section 17(a) of the Public Utility Holding Company Act of 1935
[ ]  Form 4 Transactions Reported                  or Section 30(f) of the Investment Company Act of 1940

-----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person |2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to Issuer
                                        |                                             |          (Check all applicable)
   GDK, Inc.                            |   Xoma Corporation/"XOMA"                   |   _____ Director           X  10% Owner
                                        |                                             |   _____ Officer (give   _____ Other (specify
----------------------------------------|---------------------------------------------|                  title                below
    (Last)     (First)  (Middle)        |3. IRS or Social Security|4. Statement for   |                  below)
                                        |   Number of Reporting   |   Month/Year      |
    129 Front Street                    |           (Voluntary)   |           12/95   |
----------------------------------------|                         |-------------------|
                                        |                         |5. If Amendment,   |
                                                                      Date of Original|
                                        |                         |    (Month/Year)   |
    Hamilton, Bermuda HM12              |              N/A        |                   |
-----------------------------------------------------------------------------------------------------------------------------------
(City)        (State)        (Zip)      |    Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security      |2. Trans-     |3. Trans-  |4. Securities Acquired   |5. Amount of    |6. Ownership |7. Nature
   (Instr. 3)             |    action    |    action |   (A) or Disposed of (D)|   Securities   |    Form:    |   of In-
                          |    Date      |    Code   |   (Instr. 3, 4 and 5)   |   Beneficially |    Direct   |    direct
                          |    (Month/   |(Instr. 8) |                         |    Owned at End|    (D) or   |    Bene-
                          |     Day/     |           |-------------------------|    of Issuer's |    Indirect |    ficial
                          |     Year)    |           |  Amount  |(A) or| Price |    Fiscal Year |    (I)      |    Ownership
                          |              |           |          |(D)   |       |    (Instr. 3   |    (Instr.  |    (Instr. 4)
                          |              |           |          |      |       |     and 4)     |     4)      |
------------------------------------------------------------------------------------------------------------------------------------
 None                     |              |           |          |      |       |                |             |
------------------------------------------------------------------------------------------------------------------------------------
                          |              |           |          |      |       |                |             |
------------------------------------------------------------------------------------------------------------------------------------
                          |              |           |          |      |       |                |             |
------------------------------------------------------------------------------------------------------------------------------------
                          |              |           |          |      |       |                |             |
------------------------------------------------------------------------------------------------------------------------------------
                          |              |           |          |      |       |                |             |
------------------------------------------------------------------------------------------------------------------------------------
                          |              |           |          |      |       |                |             |
------------------------------------------------------------------------------------------------------------------------------------
                          |              |           |          |      |       |                |             |
------------------------------------------------------------------------------------------------------------------------------------
                          |              |           |          |      |       |                |             |
------------------------------------------------------------------------------------------------------------------------------------
                          |              |           |          |      |       |                |             |
------------------------------------------------------------------------------------------------------------------------------------
                          |              |           |          |      |       |                |             |
------------------------------------------------------------------------------------------------------------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                                       (Print or Type Responses)                                    SEC 2270 (3/91)

FORM 5 (continued)        Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of          |2. Conver- |3. Trans- |4. Transac-|5. Number of   |6. Date Exer-    |7. Title and      |8. Price  |
   Derivative        |   sion or |   action |    tion   |   Derivative  |   cisable and   |   Amount of      |   of     |
   Security          |   Exercise|   Date   |    Code   |   Securities  |   Expiration    |   Underlying     |   Deriv- |
   (Instr. 3)        |   Price of|   (Month/|    (Instr.|   Acquired    |   Date          |   Securities     |   ative  |
                     |   Deriv-  |    Day/  |     8)    |   (A) or Dis- |   (Month/Day/   |   (Instr. 3      |   Secur- |
                     |   ative   |    Year) |           |   posed of (D)|    Year)        |    and 4)        |   ity    |
                     |   Security|          |           |   (Instr. 3,  |                 |                  |   (Instr.|
                     |           |          |           |   4, and 5)   |                 |                  |    5)    |
                     |           |          |           |               |------------------------------------|          |
                     |           |          |           |               |Date    |Expira- |Title  | Amount or|          |
                     |           |          |           |               |Exer-   |tion    |       | Number of|          |
                     |           |          |           |---------------|cisable |Date    |       | Shares   |          |
                     |           |          |           |  (A)    |(D)  |        |        |       |          |          |
-----------------------------------------------------------------------------------------------------------------------------------
                     |           |          |           |         |     |        |        |Common |          |          |
* Senior Convertible |           | 12/21/93 |      P    |  7,807  |     |  N/A   |  N/A   | Stock |1,610,148 | 1,202    |
-----------------------------------------------------------------------------------------------------------------------------------
Preferred Stock      |           |          |           |         |     |        |        |       |          |          |
-----------------------------------------------------------------------------------------------------------------------------------
Series B             |           |          |           |         |     |        |        |       |          |          |
-----------------------------------------------------------------------------------------------------------------------------------
                     |           |          |           |         |     |        |        |Common |          |          |
**  Warrant          |           | 12/21/93 |      P    |893,605  |     |12/21/93|12/21/95| Stock |  893,605 |  0       |
-----------------------------------------------------------------------------------------------------------------------------------
                     |           |          |           |         |     |        |        |       |          |          |
-----------------------------------------------------------------------------------------------------------------------------------
                     |           |          |           |         |     |        |        |Common |          |          |
*** Warrant          |           | 11/15/95 |      P    |893,605  |     |11/15/95|12/21/95| Stock |  893,605 |  .0001   |
-----------------------------------------------------------------------------------------------------------------------------------
                     |           |          |           |         |     |        |        |       |          |          |
-----------------------------------------------------------------------------------------------------------------------------------
                     |           |          |           |         |     |        |        |Common |          |          |
**** Warrant         |           | 12/21/95 |     H3    |1,787,210|     |12/21/93|12/21/95| Stock |1,787,210 |  0       |
-----------------------------------------------------------------------------------------------------------------------------------
                     |           |          |           |         |     |        |        |       |          |          |
-----------------------------------------------------------------------------------------------------------------------------------
                     |           |          |           |         |     |        |        |       |          |          |
-----------------------------------------------------------------------------------------------------------------------------------

                                   Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                             (e.g., puts, calls, warrants, options convertable securities) - Continued

-----------------------------------------------------------------------
1. Title of           |9. Number      |10. Owner-   |11. Nature       |
   Derivative         |   of Deriv-   |    ship of  |    of Indi-     |
   Security           |   ative       |    Deriv-   |    rect Bene-   |
   (Instr. 3)         |   Securi-     |    ative    |    ficial Own-  |
                      |   ties        |    Secu-    |    ership       |
                      |   Bene-       |    rity:    |    (Instr. 4)   |
                      |   ficially    |    Direct   |                 |
                      |   Owned       |    (D) or   |                 |
                      |   at End      |    Indi-    |                 |
                      |   of Year     |    rect (I) |                 |
                      |   (Instr. 4)  |    (Instr.  |                 |
                      |               |    4)       |                 |
-----------------------------------------------------------------------
*  Senior Convertable |    7,807      |    D        |       N/A       |
----------------------------------------------------------------------|
Preferred Stock       |               |             |                 |
----------------------------------------------------------------------|
Series B              |               |             |                 |
----------------------------------------------------------------------|
** Warrant            |      0        |     D       |       N/A       |
----------------------------------------------------------------------|
                      |               |             |                 |
----------------------------------------------------------------------|
*** Warrant           |      0        |     D       |       N/A       |
----------------------------------------------------------------------|
                      |               |             |                 |
----------------------------------------------------------------------|
**** Warrant          |       0       |     D       |       N/A       |
----------------------------------------------------------------------|
                      |               |             |                 |
----------------------------------------------------------------------|
                      |               |             |                 |
----------------------------------------------------------------------|


Explanation of Responses:                                              ____________________________________              __________
                                                                           **Signature of Reporting Person                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, see Instruction 6 for procedure.

*    Transaction  reflects purchase of Convertible  Preferred Stock from issuer, which in the aggregate with other holdings resulted in beneficial ownership of less than 10%.
**   Transaction reflects purchase of Warrants from issuer, which in the aggregate with other holdings resulted in beneficial ownership of less than 10%.
***  Transaction  reflects  purchase  of  Warrants from  third  party with the issuer's consent.  At the time of acquisition and at all times through the date of expiration, said Warrants were out of the money.  This transaction resulted in beneficial ownership of more than 10%.
**** Transaction  reflects expiration of Warrants on 12/21/95, since that date beneficial ownership has been less than 10%.

                                                                                                                      Page 2
                                                                                                              SEC 2270 (3/91)